EXHIBIT 10.1

AMENDMENT NUMBER ONE
TO THE
REGIONS FINANCIAL CORPORATION
POST 2006 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2020 (the “Supplemental Plan”)

Regions Financial Corporation hereby amends the Supplemental Plan as follows:

1.    Effective as of July 21, 2020, amend Section 2.01(b) by replacing such section in its entirety with the following:

Effective November 1, 2006, this Supplemental Plan was frozen so that no employees or rehired former employees became Participants from such date. Notwithstanding the foregoing sentence, effective January 1, 2007, the CHR Committee (or its delegee) is authorized to select additional highly compensated employees of the Sponsor or an Electing Employer to be Participants hereunder. Such additional Participants shall be entitled to receive a Supplemental Benefit or an Enhanced Benefit, as determined by the CHR Committee (or its delegee) when such participation is authorized by the CHR Committee (or its delegee), subject to such modifications as are determined by the CHR Committee to be appropriate, such modifications to be included in a written document maintained in the permanent records of the Sponsor’s Human Resources Division.

2.    Solely for purposes of clarification (and without changing the meaning of the provision), amend Section 3.02(a) by replacing the last sentence in said section with the following:

Notwithstanding the above, solely for purposes of determining the date on which the Supplemental Benefit or Enhanced Benefit shall commence to be paid, in the event the 90-day period in the preceding sentence spans two different tax years of the Participant, the payment shall be made in the second such tax year, with the first payment including any payments that would have been paid had the 90-day period not spanned two different tax years. For the avoidance of doubt, the preceding sentence does not affect the applicable actuarial factors and other terms and conditions that apply to the calculation of benefits or optional forms of payment.

3.    Solely for purposes of clarification (and without changing the meaning of the provision), amend Section 3.02(b) by replacing the last sentence in said section with the following:

Notwithstanding the above, solely for purposes of determining the date on which the Supplemental Benefit or Enhanced Benefit shall be paid, in the event the 90-day period in the preceding sentence spans two different tax years of the Participant, the payment shall be made in the second such tax year. For the avoidance of doubt, the preceding sentence does not affect the applicable actuarial factors and other terms and conditions that apply to the calculation of benefits, which shall be based on payment as of the first day of the month following termination of employment.

4.    Solely for purposes of clarification (and without changing the meaning of the provision), amend the last sentence in the first paragraph of Appendix A by replacing such sentence with the following:

The “applicable interest rate” is the rate of interest on 30-year Treasury securities as specified by the Commissioner determined as of the fourth calendar month preceding the first day of the Plan Year during which the annuity starting date is scheduled to occur notwithstanding that the benefit may be paid in a later year for purposes of compliance with Section 409A.

5.    All other terms, provisions and conditions of the Supplemental Plan not herein amended shall remain in full force and effect.